EXHIBIT 5.2

PAUL L. FOURT, JR.
ATTORNEY AT LAW

Feb. 18, 2014

Andrew Reid CEO, Chairman
Treaty Energy Corp.
201 St Charles Ave.
Suite 2506
New Orleans, LA 70170

RE:	Paul Fourt Jr.; Letter of Resignation from Board of Directors, Treaty Energy Corp.

Dear Andrew:

Please accept this letter as my resignation from board of Treaty Energy. I can no longer serve on this board.  This resignation is effective immediately.  Please forward this resignation to the proper Officer or Member to assure that it is properly recorded in the corporate log and/or minutes.   Thank you.

Sincerely.

//s//  Paul L. Fourt

Paul L. Fourt
Attorney at Law